Exhibit 10.15

MOHAWK GROUP, INC.

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (this “Agreement”) is made and entered into as of August 14th 2017 (“Effective Date”) between Mohawk Group, Inc., a Delaware corporation (“Company”), and Tomer Pascal (“Contractor”). In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. SERVICES AND COMPENSATION

1.1 Services. Subject to the terms and conditions of this Agreement and at Company’s request and direction, Contractor will perform for Company the services (“Services”) described in Exhibit A during the term of this Agreement.

1.2 Compensation. As consideration for Contractor’s proper performance of the Services, Company will pay Contractor the compensation set forth in Exhibit A.

2. TERM AND TERMINATION

2.1 Term. This Agreement commences on the Effective Date and will continue until the earlier of (a) August 14th, 2018 or (b) termination as provided below.

2.2 Termination. Company may terminate this Agreement by giving two weeks prior written notice to Contractor. Company may terminate this Agreement immediately and without prior notice if Contractor refuses to or is unable to perform the Services, is in breach of any material provision of this Agreement, or Company is dissatisfied with the quality of Contractor’s work.

2.3 Survival. Upon termination, all rights and duties of the parties toward each other cease except that:

(a) Within 30 days of the effective date of termination, Company will pay all amounts owing to Contractor for Services or Contractor will return to Company any amount paid to Contractor as a retainer that is not owed against Services; and

(b) Sections 2, 3, 4, 5, 6, 7, 8, and 10 survive termination of this Agreement.

2.4 Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Contractor will deliver to Company all of Company’s property and Confidential Information (as defined in Section 3.1) that is in Contractor’s possession or control.

3. CONFIDENTIALITY

3.1 Definition. “Confidential Information” means any non-public information that relates to the actual or anticipated business, research, or development of Company and any proprietary information, trade secrets, and know-how of Company that is disclosed to Contractor by Company, directly or indirectly, in writing, orally, or by inspection or observation of tangible items. Confidential Information includes, but is not limited to, research, product plans, products, services, customer lists, development plans, inventions, processes, formulas, technology, designs, drawings, marketing, finances, and other business information. Confidential Information is the sole property of Company.

3.2 Exceptions. Confidential Information does not include any information that: (a) was publicly known and made generally available in the public domain prior to the time Company disclosed the information to Contractor, (b) became publicly known and made generally available, after disclosure to Contractor by Company, through no wrongful action or inaction of Contractor or others who were under confidentiality obligations, or (c) was in Contractor’s possession, without confidentiality restrictions, at the time of disclosure by Company, as shown by Contractor’s files and records.

3.3 Nondisclosure and Nonuse. Contractor will not, during and after the term of this Agreement, disclose the Confidential Information to any third party or use the Confidential Information for any purpose other than the performance of the Services on behalf of

Company. Contractor will take all reasonable precautions to prevent any unauthorized disclosure of the Confidential Information including, but not limited to, having each employee of Contractor, if any, with access to any Confidential Information, execute a nondisclosure agreement containing terms that are substantially similar to the terms contained in this Agreement.

3.4 Former Client Confidential Information. Contractor will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent client of Contractor or other person or entity. Furthermore, Contractor will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any client, person, or entity unless consented to in writing by the client, person, or entity.

3.5 Third Party Confidential Information. Company has received, and in the future will receive, from third parties confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of the information and to use it only for certain limited purposes. Contractor owes Company and these third parties, during and after the term of this Agreement, a duty to hold this confidential and proprietary information in the strictest confidence and not to disclose it to any person or entity, or to use it except as necessary in carrying out the Services for Company consistent with Company’s agreements with these third parties.

4. OWNERSHIP

4.1 Assignment. All works of authorship, designs, inventions, improvements, technology, developments, discoveries, and trade secrets conceived, made, or discovered by Contractor during the period of this Agreement, solely or in collaboration with others, that relate in any manner to the business of Company (collectively, “Inventions”) will be the sole property of Company. In addition, Inventions that constitute copyrightable subject matter will be considered “works made for hire” as that term is defined in the United States Copyright Act. To the extent that ownership of the Inventions does not by operation of law vest in Company, Contractor will assign (or cause to be assigned) and does hereby assign fully to Company all right, title, and interest in and to the Inventions, including all related intellectual property rights.

4.2 Further Assurances. Contractor will assist Company and its designees in every proper way to secure Company’s rights in the Inventions and related intellectual property rights in all countries. Contractor will disclose to Company all pertinent information and data with respect to Inventions and related intellectual property rights. Contractor will execute all applications, specifications, oaths, assignments, and other instruments that Company deems necessary in order to apply for and obtain these rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive right, title, and interest in and to these Inventions, and any related intellectual property rights. Contractor’s obligation to provide assistance will continue after the termination or expiration of this Agreement.

4.3 Pre-Existing Materials. If in the course of performing the Services, Contractor incorporates into any Invention any other work of authorship, invention, improvement, or proprietary information, or other materials owned by Contractor or in which Contractor has an interest, Contractor will grant and does now grant to Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to reproduce, manufacture, modify, distribute, use, import, and otherwise exploit the material as part of or in connection with the Invention.

4.4 Attorney-in-Fact. If Contractor’s unavailability or any other factor prevents Company from pursuing or applying for any application for any United States or foreign registrations or applications covering the Inventions and related intellectual property rights assigned to Company, then Contractor irrevocably designates and appoints Company as Contractor’s agent and attorney in fact. Accordingly, Company may act for and in Contractor’s behalf and stead to execute and file any applications and to do all other lawfully permitted acts to further the prosecution and issuance of the registrations and applications with the same legal force and effect as if executed by Contractor.

5. CONTRACTOR’S WARRANTIES

As an inducement to Company entering into and consummating this Agreement, Contractor represents, warrants, and covenants as follows:

5.1 Organization Representations; Enforceability. If Contractor is a company, (a) Contractor is duly organized, validly existing, and in good standing in the jurisdiction stated in the preamble to this Agreement, (b) the execution and delivery of this Agreement by Contractor and the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Contractor, and (c) this Agreement constitutes a valid and binding obligation of Contractor that is enforceable in accordance with its terms.

5.2 Compliance with Company Policies. Contractor will perform the Services in accordance with all policies and procedures provided by Company, including any third party policies and procedures that Company is required to comply with.

5.3 No Conflict. The entering into and performance of this Agreement by Contractor does not and will not: (a) violate, conflict with, or result in a material default under any other contract, agreement, indenture, decree, judgment, undertaking, conveyance, lien, or encumbrance to which Contractor is a party or by which it or any of Contractor’s property is or may become subject or bound, or (b) violate any applicable law or government regulation. Contractor will not grant any rights under any future agreement, nor will it permit or suffer any lien, obligation, or encumbrances that will conflict with the full enjoyment by Company of its rights under this Agreement.

5.4 Right to Make Full Grant. Contractor has and will have all requisite ownership, rights, and licenses to fully perform its obligations under this Agreement and to grant to Company all rights with respect to the Inventions and related intellectual property rights to be granted under this Agreement, free and clear of any and all agreements, liens, adverse claims, encumbrances, and interests of any person or entity, including, without limitation, Contractor’s employees, agents, artists, and contractors and their contractors’ employees, agents, and artists, who have provided, are providing, or will provide services with respect to the development of the Inventions.

5.5 Pre-existing Works and Third Party Materials. Contractor will not, without Company’s prior written consent, incorporate any pre-existing works or third party materials into the Inventions. Additionally, Contractor has the right to assign and transfer rights to pre-existing works and third party materials as specified in this Agreement.

5.6 Noninfringement. Nothing contained in the Inventions or required in order for Contractor to create and deliver the Inventions under this Agreement does or will infringe, violate, or misappropriate any intellectual property rights of any third party. Further, no characteristic of any Invention does or will cause manufacturing, using, maintaining, or selling the Invention to infringe, violate, or misappropriate the intellectual property rights of any third party.

5.7 No Pending or Current Litigation. Contractor is not involved in litigation, arbitration, or any other claim and knows of no pending litigation, arbitration, other claim, or fact that may be the basis of any claim regarding any of the materials Contractor has used or will use to develop or has incorporated or will incorporate into the Inventions to be delivered under this Agreement.

5.8 No Harmful Content. The Inventions as delivered by Contractor to Company will not contain matter that is injurious to end-users or their property, or that is scandalous, libelous, obscene, an invasion of privacy, or otherwise unlawful or tortious.

5.9 Inspection and Testing of Inventions. Prior to delivery to Company, Contractor will inspect and test each Invention and the media upon which it is to be delivered, if applicable, to ensure that the Invention and media contain no computer viruses, booby traps, time bombs, or other programming designed to interfere with the normal functioning of the Invention or Company’s or an end-user’s equipment, programs, or data.

5.10 Services. The Services will be performed in a timely, competent, professional, and workmanlike manner by qualified personnel.

6. INDEMNIFICATION

6.1 Indemnification. Contractor will indemnify, defend, and hold harmless Company and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs, and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with: (a) any negligent, reckless, or intentionally wrongful act of Contractor or Contractor’s assistants, employees, or agents, (b) any breach by Contractor or Contractor’s assistants, employees, or agents of any of the covenants, warranties, or representations contained in this Agreement, (c) any failure of Contractor to perform the Services in accordance with all applicable laws, rules, and regulations, or (d) any violation or claimed violation of a third party’s rights resulting in whole or in part from Company’s use of the work product of Contractor under this Agreement.

6.2 Intellectual Property Infringement. In the event of any claim concerning the intellectual property rights of a third party that would prevent or limit Company’s use of the Inventions, Contractor will, in addition to its obligations under Section 6.1, take one of the following actions at its sole expense:

(a) procure for Company the right to continue use of the Invention or infringing part thereof; or

(b) modify or amend the Invention or infringing part thereof, or replace the Invention or infringing part thereof with another Invention having substantially the same or better capabilities.

7. NON-COMPETITION

7.1 Non-Competition. During the term of this Agreement and for one year after the termination of this Agreement, Contractor will not directly or indirectly, for itself or any third party other than Company, perform any of the following actions:

(a) perform services for a business within the Geographic Area in connection with the development, manufacture, marketing, or sale of a Competing Product;

(b) solicit sales of any Competing Product from any of Company’s customers;

(c) entice or otherwise engage in any activity that would cause any vendor, Contractor, collaborator, agent, or contractor of Company to cease its business relationship with Company; or

(d) solicit or encourage any employee or contractor of Company or its affiliates to terminate employment with, or cease providing services to, Company or its affiliates.

7.2 Geographic Area. “Geographic Area” means anywhere in the world where Company or any subsidiary of Company conducts business.

7.3 Company Product. “Company Product” means any product or service of Company that Contractor had access to Confidential Information related to the product or service, or a product or service that Contractor worked on.

7.4 Competing Product. “Competing Product” means any product or service that competes or competed with any Company Product sold, provided, or intended to be sold or provided by Company at any time during the term of this Agreement and for one year after its termination.

7.5 Severability. The covenants contained in this Section 7 will be construed as a series of separate covenants, one for each country, city, state, or any similar subdivision in any Geographic Area. If, in any judicial proceeding, a court refuses to enforce any of these separate covenants (or any part of a covenant), then the unenforceable covenant (or part) will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions) to be enforced. If the provisions of this section are deemed to exceed the time, geographic, or scope limitations permitted by law, then the provisions will be reformed to the maximum time, geographic, or scope limitations permitted by law.

7.6 Reasonableness. The nature of Company’s business is such that if Contractor were to become employed by, or substantially involved in the business of, a competitor to Company soon after the termination of this Agreement, it would be difficult for Contractor not to rely on or use Company’s trade secrets and Confidential Information. Therefore, Contractor enters into this Agreement to reduce the likelihood of disclosure of Company’s trade secrets and Confidential Information. Contractor acknowledges that the limitations of time, geography, and scope of activity agreed to above are reasonable because, among other things, (a) Company is engaged in a highly competitive industry, (b) Contractor will have access to the trade secrets and know-how of Company, including without limitation the plans and strategy (and in particular, the competitive strategy) of Company, and (c) these limitations are necessary to protect the trade secrets, Confidential Information, and goodwill of Company.

8. ARBITRATION AND EQUITABLE RELIEF

8.1 Arbitration. Except as provided in Section 8.3 below, any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance, or breach of this Agreement, will be settled by arbitration before a single arbitrator to be held in New York County, New York, in accordance with the JAMS Streamlined Arbitration Rules then in effect. The arbitrator may grant injunctions or other relief in the dispute or controversy. The decision of the arbitrator will be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. Company and Contractor will each pay one-half of the costs and expenses of the arbitration, and each will separately pay their own counsel fees and expenses.

8.2 Waiver or Right to Jury Trial. This arbitration clause constitutes a waiver of Contractor’s right to a jury trial for all disputes relating to all aspects of the independent contractor relationship (except as provided in Section 8.3 below), including, but not limited to, the following claims:

(a) claims, both express and implied, for breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation; and

(b) any and all claims for violation of any federal, state, or municipal statute.

8.3 Equitable Remedies. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Agreement and without abridgement of the powers of the arbitrator.

8.4 Consideration. Each party’s promise to resolve claims by arbitration in accordance with the provisions of this Agreement, rather than through the courts, is consideration for the other party’s like promise.

9. INDEPENDENT CONTRACTOR; BENEFITS

9.1 Independent Contractor. It is the express intention of the parties that Contractor perform the Services as an independent contractor. Nothing in this Agreement will in any way be construed to constitute Contractor as an agent, employee, or representative of Company. Without limiting the generality of the foregoing, Contractor is not authorized to bind Company to any liability or obligation or to represent that Contractor has any authority. Contractor must furnish (or reimburse Company for) all tools and materials necessary to accomplish this contract, and will incur all expenses associated with performance, except as expressly provided for in Exhibit A. Contractor is obligated to report as income all compensation received by Contractor under this Agreement, and to pay all self-employment and other taxes thereon. Contractor will indemnify and hold Company harmless to the extent of any obligation imposed on Company (a) to pay in withholding taxes or similar items or (b) resulting from a determination that Contractor is not an independent contractor.

9.2 Benefits. Contractor acknowledges that Contractor’s employees will not receive benefits from Company either as a Contractor or employee, including without limitation paid vacation, sick leave, medical insurance, and 401(k) participation. If a Contractor employee is reclassified by a state or federal agency or court as an employee of Company, Contractor’s employee will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of Company’s benefit plans in effect at the time of the reclassification Contractor’s employee would otherwise be eligible for benefits.

10. MISCELLANEOUS

10.1 Services and Information Prior to Effective Date. All services performed by Contractor and all information and other materials disclosed between the parties prior to the Effective Date will be governed by the terms of this Agreement, except where the services are covered by a separate agreement between Contractor and Company.

10.2 Nonassignment and No Subcontractors. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Contractor, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of Company. Contractor may not utilize a subcontractor or other third party to perform its duties under this Agreement without the prior written consent of Company. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.

10.3 Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be: (a) delivered in person, (b) sent by first class registered mail, or air mail, as appropriate, or (c) sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address as set forth below. Either party may change its address for notices by notice to the other party given in accordance with this Section. Notices will be deemed given at the time of actual delivery in person, three business days after deposit in the mail as set forth above, or one day after delivery to an overnight air courier service.

10.4 Waiver. Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of the party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice the party’s right to take subsequent action. Exercise or enforcement by either party of any right or remedy under this Agreement will not preclude the enforcement by the party of any other right or remedy under this Agreement or that the party is entitled by law to enforce.

10.5 Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful, or unenforceable to any extent, the parties will endeavor in good faith to agree to amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on an amendment, the invalid term, condition, or provision will be severed from the remaining terms, conditions, and provisions of this Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law.

10.6 Confidentiality of Agreement. Contractor will not disclose any terms of this Agreement to any third party without the consent of Company, except as required by applicable laws.

10.7 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original and together will constitute one and the same agreement.

10.8 Governing Law. The internal laws of the state of New York, but not the choice of law rules, govern this Agreement.

10.9 Headings. Headings are used in this Agreement for reference only and will not be considered when interpreting this Agreement.

10.10 Integration. This Agreement and all exhibits contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all previous communications, representations, understandings, and agreements, either oral or written, between the parties with respect to said subject matter. No terms, provisions, or conditions of any purchase order, acknowledgement, or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties, or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to these terms, provisions, or conditions. This Agreement may not be amended, except by a writing signed by both parties.

“Company”		“Contractor”

Mohawk Group, Inc.		Tomer Pascal

Name:	Yaniv Sarig	Name:	Tomer Pascal
Title:	CEO	Title:
Signature:	/s/ Yaniv Sarig	Signature:	/s/ Tomer Pascal
Address for Notice:	37-41 East 18th Street	Address for Notice:
New York, NY 10003

EXHIBIT A

Services and Compensation

1.	Contact. Contractor’s principal contact with Company:

Name: Tomer Pascal

Title: Chief Revenue Officer

Services. Services include, but are not limited to, the following: Chief Revenue Officer

2.	Compensation

(a) Company will pay Contractor $16,666.6 per Month + 100% semi-annually paid performance bonus target

(b) Company will reimburse Contractor for all reasonable expenses incurred by Contractor in performing Services pursuant to this Agreement, if Contractor receives written consent from an authorized agent of Company prior to incurring the expenses and submits receipts for the expenses to Company in accordance with Company policy.

(c) Company will recommend at the first meeting of Company’s Board of Directors following the date of this Agreement that Company grant Contractor a nonqualified stock option to purchase 50,000 shares of Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by Company’s Board of Directors. 25% of the Shares subject to the option will vest 12 months after the date your vesting begins and no shares will vest before the date and no rights to any vesting will be earned or accrued prior to the date and the remaining shares will vest monthly over the following 48 months in equal monthly amounts subject to your continuing eligibility. This option grant will be subject to the terms and conditions of Company’s 2014 Equity Incentive Plan and Stock Option Agreement, including vesting requirements.

(d) Every two weeks, Contractor will submit to Company a written invoice for Services and expenses. The statement will be subject to approval of the contact person listed above or other designated agent of Company.

(e) This agreement will automatically renew yearly unless the Contractor becomes a full-time employee of the Company